As filed with the Securities and Exchange Commission on January 7, 2013

Commission File #333-177589

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No.1

Form S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Aurora Gold Corporation

(Exact name of registrant as specified in its charter)

Delaware	1040	13-3945947
(State or Other Jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Lars Pearl
C/- Coresco AG Level 3 Gotthardstrasse 20 6304 Zug Switzerland	C/- Coresco AG Level 3 Gotthardstrasse 20 6304 Zug Switzerland
Telephone: (+41) 7887-96966 Facsimile: (+41) 44 274 2818	Telephone: (+41) 7887-96966 Facsimile: (+41) 44 274 2818
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)	(Address, including zip code and telephone number, including area code, of agent for service)

Copies of all communications and notices to:

Joseph Sierchio, Esq. Sierchio & Company, LLP 430 Park Avenue 7th Floor New York, New York 10022 Telephone: (212) 246-3030 Facsimile: (212) 246-3039

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, as amended, check here: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐		Accelerated Filer ☐
Non-accelerated Filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Securities to be Registered	Number of Shares Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Offering Price (1)	Registration Fee
Common Stock Par Value $0.001	50,000,000	(2)	$0.10	$5,000,000	$580.50
Common Stock Par Value $0.001	50,000,000	(3)	$0.20	$10,000,000	$1161.00
Total	100,000,000	(4)		$15,000,000	$1,741.50

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933; the closing sale price of our stock on October 26, 2011, as quoted on the OTCQB was $0.10 per share. It is not known how many shares will be purchased under this registration statement.

(2)	Represents 50,000,000 shares of our common stock, par value $0.001 per share, which we are offering in units, each unit consisting of one share of common stock and one Series B Stock Purchase Warrant on a no minimum basis. Each full Series B Stock Purchase Warrant entitles the holder thereof to purchase an additional share of our common stock at $0.20 per share for a period of two years from the date of issuance, directly through our officers and directors.

(3)	Represents the 50,000,000 shares of the Registrant’s common stock issuable upon exercise of the Series B Stock Purchase Warrants.

(4)	All of the 100,000,000 shares being registered are offered by the Company. Accordingly, this registration statement includes an indeterminate number of additional shares of common stock issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(5)	Previously paid.

Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the commission, acting under said section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-177589) (the “Registration Statement”) is filed for the purpose of deregistering all 100,000,000 shares registered pursuant to the Registration Statement; none of the shares registered thereunder have been sold.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing of this registrant’s registration statement on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 7, 2013.

Aurora Gold Corporation

By: / s/ Lars Pearl

Name: Lars Pearl

Title: President, Chief Executive Officer, (Principal Executive Officer) and Director

By: / s/ *

Name: Ross Doyle

Title: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

By: / s/ Lars Pearl	Dated: January 7, 2013

Name: Lars Pearl

Title: President, Chief Executive Officer, (Principal Executive Officer) and Director

By: / s/ *	Dated: January 7, 2013

Name: Ross Doyle

Title: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director

By: / s/ *	Dated: January 7, 2013

Name: Agustin Gomez de Segura

Title: Director

By: /s/ Vladimir Bernshtein	Dated: January 7, 2013

Name: Vladimir Bernshtein

Title: Director

By: /s/ Andrey Ratsko	Dated: January 7, 2013

Name: Andrey Ratsko

Title: Director

By:        *

Lars Pearl

Attorney-in-fact